Exhibit 10.26
SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is made by and between Martin Cole (“Executive”) and Cloudera, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”) and is effective as of the date it is signed by the Parties (the “Effective Date”).

RECITALS

WHEREAS, Executive is currently the interim Chief Executive Officer (“Interim CEO”) of the Company pursuant to the letter agreement by and between the Company and Executive dated July 31, 2019 (the “Interim Agreement) and is a member of the Company’s Board of Directors (the “Board”); and

WHEREAS, Executive will resign his employment as Interim CEO and resign all positions on the Board effective concurrently herewith (the “Termination Date”); and

WHEREAS, each of the Parties hereby confirms that the resignation is not the result of a disagreement with one another on any matter, including with respect to the Company’s operations, policies or practices or the services provided by the Executive.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

COVENANTS

1. Executive’s Resignation. Executive hereby resigns his employment as Interim CEO and resigns all positions he may hold with the Company and any of its subsidiaries or affiliated entities, and as Chair and a member of the Board and all positions he holds as a member of a committee of the Board, effective on the Termination Date, and the Company shall process his resignation accordingly. Executive agrees to execute any documentation reasonably necessary to confirm Executive’s resignation of employment and Board service consistent with the terms hereof.

2.  Accrued Compensation.

(a)  Pursuant to the terms of the Interim Agreement, the Company shall pay Executive $40,000.00, which amount is equal to Executive’s Stipend (as defined under the Interim Agreement) for the month of January, less any applicable withholdings and deductions, within 30 days following the Termination Date. Executive agrees that upon receipt of this Stipend Payment, he will have received all cash compensation payable to him in connection with his services as Interim CEO.

(b)  Pursuant to the terms of the Interim Agreement, Executive’s Interim CEO RSUs (as defined below) shall become vested with respect to 89,440 shares (the “Third Quarter RSUs”) subject thereto, which number of shares represents the number of shares eligible to vest during the third Quarterly Vesting Period (as defined under the Interim Agreement), on the Termination Date. For the avoidance of doubt, (i) after giving effect to the vesting of the Third Quarter RSUs, the Executive shall be fully-vested in 487,595 shares subject to the Interim CEO RSUs, and (ii) the remaining unvested Interim CEO RSUs subject to the fourth Quarterly Vesting Period (in the amount of 89,440 RSUs) will not be eligible to vest, and shall automatically expire and be forfeited on the Termination Date. For purposes of this Agreement, “Interim CEO RSUs” means the award of time-based restricted stock units, as provided under the Interim Agreement, to acquire 577,035 shares of Company common stock granted to Executive on July 31, 2019.

(c) In addition, and notwithstanding anything to the contrary in this Agreement, in connection with any termination of employment, the Company shall pay Executive’s other vested but unpaid cash entitlements, any accrued but unpaid benefits provided under the Company’s employee benefit plans, subject to and in accordance with the terms of those plans, and unreimbursed documented business expenses incurred by Executive through and including the Termination Date and payable under the terms of the Interim Agreement. Executive agrees to submit to the Company, no later than thirty (30) business days following the Termination Date any outstanding expenses for reimbursement. To the extent Executive currently participates in the Company’s health plans and subject to Executive’s timely and proper election of coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), Executive will have the right to continue his health insurance benefits under COBRA. The Company will provide Executive with COBRA notices and other relevant forms under separate cover.

3.  Severance Payments & Benefits. In connection with and in exchange for the Parties’ promises herein, upon the resignation of Executive’s employment on the Termination Date, Executive will be entitled to the following:

(a) Cash Payments. Executive will receive an amount equal to $32,500.00, less any applicable withholdings and deductions, (the “Cash Severance”) in a lump-sum that will be made on the tenth (10th) day following the Termination Date.
(b) Equity. Upon Executive’s Termination Date, each of Executive’s then-outstanding unvested Director RSUs shall accelerate and become vested with respect to 100% of the then-unvested shares subject thereto (the “Acceleration Benefits”). For purposes of this Agreement, “Director RSUs” means the award of restricted stock units granted to Executive on or about June 20, 2019, which is currently unvested as to 40,140 shares of Company common stock.

Executive acknowledges and agrees that the Director RSUs and the Interim CEO RSUs are the only Company equity awards he holds that are outstanding as of the Effective Date, and he is not entitled to receive any additional equity awards for Company common stock on or following the Effective Date.

4. All Payments. Executive understands and agrees that except as expressly provided for in this Agreement, Executive shall not be entitled to any other consideration, separation or change in control benefits, including, but not limited to, any severance payments, equity acceleration benefits or any other severance benefits provided under any agreement by and between the Company and Executive or the agreements evidencing the Director RSUs or the Interim CEO RSUs.

5. Non-Disparagement. In addition to any other existing obligations regarding non-disparagement, (i) Executive shall not make, directly or indirectly, any negative or disparaging statements or comments, either as fact or as opinion about the Company or its current or former products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement and (ii) the Company shall use its best efforts to ensure that the Company’s then-current executive officers and Board members shall not make, directly or indirectly, any negative or disparaging statements or comments, either as fact or as opinion about Executive, with any written or oral statement. Nothing in this section shall prohibit Executive or the Company or its executive officers or Board from providing truthful information in response to a subpoena or other legal process.

6. Company Policies. Executive will continue to be bound by and comply fully with the Company’s, insider trading policy, code of conduct, and any other policies and programs adopted by the Company regulating the behavior of its employees and Board members. Executive confirms that upon his resignation, Executive will deliver to the Company all documents and data of any nature containing or pertaining to such policies and programs and that Executive has not taken or retained, whether in electronic or hard copy form, any such documents or data or any reproduction thereof.

7. Indemnification. For the avoidance of doubt, Executive will continue to be covered by the Indemnity Agreement, dated as of March 31, 2017 (the “Indemnity Agreement”), between the Company and the Executive (which Indemnity Agreement survives the Termination Date and is incorporated by reference herein), and will remain named as an insured on the director and officer liability insurance policy currently maintained by the Company, or as may be maintained by the Company from time to time, with respect to actions taken (or omitted to be taken) while an officer or director of the Company or any of its subsidiaries pursuant to the terms of such agreement and policy.

8. Arbitration. Executive and the Company agree to submit to mandatory binding arbitration, in San Mateo County, California, before a single neutral arbitrator, any and all claims arising out of or related to this Agreement and Executive’s employment with, and services to, the Company and the termination thereof, except that each Party may, at its or his option, seek injunctive relief in court related to the improper use, disclosure or misappropriation of a Party’s proprietary, confidential or trade secret information. EXECUTIVE AND THE COMPANY HEREBY WAIVE ANY RIGHTS TO TRIAL BY JURY IN REGARD TO SUCH CLAIMS. This agreement to arbitrate does not restrict Executive’s right to file administrative claims Executive may bring before any government agency where, as a matter of law, the Parties may not restrict Executive’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, Executive and the Company agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims. The arbitration shall be conducted through the American Arbitration Association (the “AAA”), provided that, the arbitrator shall have no authority to make any ruling or judgment that would confer any rights with respect to the trade secrets, confidential and proprietary information or other intellectual property of the Company upon Executive or any third party. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. The arbitration will be conducted in accordance with the AAA employment arbitration rules then in effect. The AAA rules may be found and reviewed at http://www.adr.org. If Executive is unable to access these rules, Executive will be provided with a hardcopy. The Parties acknowledge that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the Parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement.

9. Attorneys’ Fees. If any action is brought to enforce the terms of this Agreement, the prevailing Party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other Party, in addition to any other relief to which the prevailing Party may be entitled.

10. Complete and Voluntary Agreement. This Agreement and the Indemnity Agreement, constitutes the entire agreement between Executive and the Company with respect to the subject matter hereof and, supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter, with the exception of the equity plans and equity agreements under which the Director RSUs and the Interim CEO RSUs are granted, in each case as modified herein. Executive acknowledges that neither the Company nor its agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing Executive to execute the Agreement, and Executive acknowledges that Executive has executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and is executing this Agreement voluntarily, free of any duress or coercion. For the avoidance of doubt, Executive agrees that notwithstanding anything to the contrary in the Interim Agreement, there is no obligation to reappoint Executive to the Board or any committee thereof.

11. Severability. The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that: Section 5 (Non-Disparagement) is invalid or unenforceable in whole or in part, it is the intention of the Parties that the remaining subsections (or portions thereof) of this Agreement, including Section 3 (Severance Payments & Benefits), shall remain fully valid and enforceable.

12. Modification; Counterparts; Facsimile/PDF Signatures. It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the Parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of a facsimile or PDF copy shall have the same force and effect as execution of an original, and a copy of a signature will be equally admissible in any legal proceeding as if an original.

13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

14. Taxes. All payments made under this Agreement will be subject to reduction to reflect taxes or other charges required to be withheld by law. To the extent (i) any payments to which Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) Executive is deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the date of Executive’s “separation from service” (as such term is at the time defined in regulations under Section 409A of the Code) with the Company; or (ii) the date of Executive’s death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Executive, including (without limitation) the additional twenty percent (20%) tax for which Executive would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Executive or Executive’s beneficiary in one lump sum (without interest). Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Agreement (or referenced in this Agreement), and each installment thereof, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A. Any termination of Executive’s employment is intended to constitute a separation from service and will be determined consistent with the rules relating to a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1.

15. Press Release. The Parties shall jointly agree upon the press release as it specifically relates to the Executive’s resignation.

[SIGNATURE PAGE TO SEPARATION AGREEMENT FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below:

EXECUTIVE	CLOUDERA, INC.
/s/ Martin I. Cole	/s/ David Middler
Martin Cole	David Middler
Chief Legal Officer and Secretary

1/13/2020	1/13/2020
Date	Date

SIGNATURE PAGE TO SEPARATION AGREEMENT